Exhibit 10.01

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of July 20, 2017 by and among Pernix Ireland Pain Limited, a private company limited by shares incorporated under the laws of Ireland (the “Issuer”), Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Holdings”), the subsidiary guarantors party hereto (together with Holdings, the “Guarantors” and the Guarantors together with the Issuer, the “Credit Parties”), and 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P., each a holder (a “Holder” and together, the “Holders”) of Holdings’ 4.25% Convertible Senior Notes due 2021 (the “Existing Convertible Notes”), which were issued under that certain indenture (the “Existing Convertible Notes Indenture”), dated as of April 22, 2015, between Holdings and Wilmington Trust, National Association, as trustee (the “Existing Convertible Notes Trustee”).

RECITALS

WHEREAS, Holdings has issued and outstanding $130.0 million aggregate principal amount of the Existing Convertible Notes pursuant to the Existing Convertible Notes Indenture;

WHEREAS, Holdings and the Holders have reached an agreement, pursuant to which the Holders have agreed to tender to the Issuer $51,775,000 aggregate principal amount of Existing Convertible Notes held by the Holders (or certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor) (the “Exchanged Notes”) in consideration for (A) Holdings agreeing to cause the Issuer to issue $36,242,500 aggregate principal amount of 4.25%/5.25% Exchangeable Senior Notes due 2022 (the “New Exchangeable Notes”) to the Holders, and (B) Holdings issuing to the Holders 1,100,498 shares (the “Exchange Shares”) of Holdings’ common stock, par value $0.01 (“Common Stock”);

WHEREAS, the Issuer and Holdings have agreed that the Exchanged Notes tendered by the Holders shall be used to reduce the intercompany indebtedness owed by the Issuer to Holdings by way of partial repayment of that certain intercompany note dated April 24, 2015 owing from the Issuer to Holdings (the “Zohydro Intercompany Note”) through the Issuer tendering the Exchanged Notes to Holdings;

WHEREAS, Holdings has agreed to cause the Issuer to issue the New Exchangeable Notes;

WHEREAS, Holdings has agreed to issue the Exchange Shares;

WHEREAS, the Credit Parties and Wilmington Trust, National Association (the “New Exchangeable Notes Trustee”), have agreed to enter into a new indenture which shall govern the New Exchangeable Notes on the Closing Date (as defined below) (the “New Exchangeable Notes Indenture”);

WHEREAS, the payment by the Issuer of all amounts due or in respect of the New Exchangeable Notes and the performance of the Issuer under the New Exchangeable Notes Indenture will be initially guaranteed (the “Guarantees”) by each of the Guarantors set forth on Exhibit A attached hereto;

WHEREAS, the Issuer, as borrower, Cantor Fitzgerald Securities (“Cantor Fitzgerald”), as Administrative Agent (the “ABL Agent”), and the Holders, as lenders, have reached an agreement to enter into a delayed draw term loan agreement on the Closing Date (the “Delayed Draw Term Loan Agreement”);

WHEREAS, Holdings, Pernix Therapeutics, LLC, Pernix Sleep, Inc., Cypress Pharmaceuticals, Inc., Hawthorn Pharmaceuticals, Inc., Gaine, Inc., Respicopea, Inc., and Macoven Pharmaceuticals, L.L.C., as borrowers, the Issuer, Pernix Ireland Limited, Pernix Holdco 1, LLC, Pernix Holdco 2, LLC and Pernix Holdco 3, LLC, each as guarantor, Cantor Fitzgerald, as Administrative Agent (the “Term Agent”), and the Holders, as lenders, have reached an agreement to enter into an asset-backed revolving credit facility on the Closing Date (the “New ABL Agreement”);

WHEREAS, Holdings and the Holders have agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) on the Closing Date, pursuant to which Holdings will provide the Holders with certain registration rights with respect to the Exchange Shares and the Common Stock underlying the New Exchangeable Notes (the “Underlying Shares”) acquired pursuant hereto;

WHEREAS, the various agreements referenced above are in substantially agreed form among the parties thereto; and

WHEREAS, Holdings has agreed to undertake the internal reorganization as described in Annex I hereto (the “Internal Reorganization”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Credit Parties and the Holders hereby agree as follows:

Article 1
Exchange of Notes; Entry into the Transactions

Section 1.01.      Tender of Exchanged Notes for Exchange Shares and New Exchangeable Notes. Subject to the terms and conditions set forth in this Agreement, the Holders hereby agree, on their behalf and on behalf of certain funds and/or accounts for which a Holder or any of its Affiliates act as investment advisor, with Holdings to tender to the Issuer, at the Closing (as defined below), $51,775,000 principal amount of the Exchanged Notes held by the Holders (or certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor). In consideration for such tender, Holdings has agreed to issue, at the Closing, the Exchange Shares to the Holders, and to cause the Issuer to issue to the Holders the New Exchangeable Notes (the foregoing transactions, taken as a whole, the “Exchange”), and pay to the Holders an amount equal to the accrued interest on the Exchanged Notes from the most recent payment date to the Closing. Upon the surrender of the Exchanged Notes in exchange for the New Exchangeable Notes and Exchange Shares, the Exchanged Notes will be tendered to Holdings by the Issuer, and all then outstanding principal amount of such Exchanged Notes shall be deemed satisfied and such Exchanged Notes shall be cancelled. The Holders waive all rights to receive any future interest payments scheduled for such Exchanged Notes from and after the Closing. Following the Closing, the Exchanged Notes exchanged pursuant to this Agreement shall be delivered to the Existing Convertible Notes Trustee for cancellation and cease to accrue interest. The number of Exchange Shares to be issued shall be rounded to the nearest whole number. The New Exchangeable Notes, the Guarantees and the Exchange Shares that are issued to the Holders in exchange for the Exchanged Notes are collectively referred to herein as the “New Securities.”

Section 1.02.      Entry into the Transactions. Simultaneously with the Exchange at the Closing, and conditioned upon each other:

(a)             the Issuer, the Term Agent, and the Holders shall enter into the Delayed Draw Term Loan Agreement;

(b)             Holdings, the other borrowers and guarantors listed on the signature pages thereto, the ABL Agent and the Holders shall enter into the New ABL Agreement;

(c)             Each of the Credit Parties and the New Exchangeable Notes Trustee shall enter into the New Exchangeable Notes Indenture; and

(d)             Holdings, the Issuer and the Holders shall enter into the Registration Rights Agreement (this Agreement, the New Exchangeable Notes Indenture, the Delayed Draw Term Loan Agreement, the New ABL Agreement, the Registration Rights Agreement, and any agreements entered into by any Credit Party to effectuate the Internal Reorganization (collectively, the “Reorganization Documents”), collectively, the “Transaction Documents”; and the Exchange and the other transactions contemplated by the Transaction Documents, the “Transactions”).

Section 1.03.      Treatment of Loans. The parties hereto agree that the loans made on the Closing Date under the Delayed Draw Term Loan Agreement and the New ABL Agreement (and any future loans thereunder) are, in each case, for an equivalent principal amount.

Section 1.04.      Withholding. The Credit Parties and their agents shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as may be required to be deducted or withheld under applicable law, and shall be provided with a Form W-9 or the appropriate series of Form W-8 (collectively, the “IRS Forms”), in order to establish whether the Holders are entitled to an exemption from (or reduction in the rate of) withholding. To the extent any such amounts are withheld and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the Holders. Notwithstanding the foregoing, the parties acknowledge and agree that no deduction or withholding is required in respect of any consideration payable pursuant to this Agreement so long as the Holders provide the appropriate IRS Forms establishing an exemption from any withholding pursuant to the Code.

Article 2
Closing Date; Conditions; Delivery

Section 2.01.   Closing. Subject to the conditions set forth in this Article 2 and Articles 5 and 6 hereof, the closing of the Transactions described in Article 1 shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at 8:00 a.m., New York time, on July 21, 2017, or at such other place and time as shall be mutually agreed by the Credit Parties and the Holders (which time and place are designated as the “Closing” and which day is referred to herein as the “Closing Date”).

Section 2.02.   Delivery for the Exchange; the Intercompany Transfer; Entry into the Transaction Documents. At the Closing, the parties hereto will take the following actions:

(a)             (i) the Issuer shall deliver to DTC or its custodian one or more global certificates representing the New Exchangeable Notes being issued in the Exchange; (ii) Holdings shall deliver evidence of issuance of the Exchange Shares credited to book-entry accounts maintained by the transfer agent of Holdings; (iii) the Holders shall effect by book entry, in accordance with the applicable procedures of DTC and the terms of the Existing Convertible Notes Indenture, the delivery to the Issuer (or to its designee which may be the Trustee for the benefit of the Issuer) of the Exchanged Notes held by the Holders (or certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor); (iv) the Issuer shall tender such Exchanged Notes to Holdings in partial repayment of the Zohydro Intercompany Note (such transfer, the “Intercompany Transfer”); and (v) when Holdings is in possession of such Exchanged Notes following the Intercompany Transfer, such Exchanged Notes shall be cancelled by the Existing Convertible Notes Trustee under the Existing Convertible Notes Indenture or the amount outstanding under global certificates representing the Existing Convertible Notes shall be decreased by the respective amounts of Exchanged Notes delivered by order of Holdings;

(b)             the New Exchangeable Notes Indenture shall be duly executed and delivered by each of the Credit Parties and the New Exchangeable Notes Trustee;

(c)             the Delayed Draw Term Loan Agreement shall be duly executed and delivered by each of the Issuer, Cantor Fitzgerald, as Administrative Agent, and the Holders;

(d)             the New ABL Agreement shall be duly executed and delivered by each of Holdings, Pernix Therapeutics, LLC, Pernix Sleep, Inc., Cypress Pharmaceuticals, Inc., Hawthorn Pharmaceuticals, Inc., Gaine, Inc., Respicopea, Inc., and Macoven Pharmaceuticals, L.L.C., the Issuer, Cantor Fitzgerald, as Administrative Agent, and the Holders;

(e)             the Registration Rights Agreement shall be duly executed and delivered by each of Holdings, the Issuer and the Holders; and

(f)             Holdings shall pay to the Holders, in cash, $672,355.90, in satisfaction of the accrued interest on the Exchanged Notes from the most recent payment date to the Closing.

The parties hereto mutually covenant and agree that the Closing is conditioned on the consummation of the Exchange and the execution and delivery of each of the Transaction Documents by each of the parties thereto.

Section 2.03.      Conditions Precedent. The obligations of the parties hereunder at the Closing are subject to the following conditions precedent:

(a)             The Internal Reorganization. The Internal Reorganization, in the manner described in Annex I hereto, shall have been completed, and the Reorganization Documents shall be in form and substance reasonably satisfactory to the Holders and shall have been executed and delivered to the Holders.

(b)             DTC. At the Closing, the New Exchangeable Notes and the Exchange Shares shall be eligible for clearance, settlement and trading through the facilities of DTC.

(c)             Resale Eligibility. Upon receipt of the Exchange Shares by the Holders, the Exchange Shares will be eligible for immediate resale by the Holders pursuant to Rule 144 as promulgated under the Securities Act of 1933, as amended (the “Securities Act”); provided that this Section 2.03(c) shall not be a condition precedent to the Closing if the Holders shall not have delivered to Davis Polk & Wardwell LLP an Investor Representation Letter in the form reasonably acceptable to Davis Polk & Wardwell LLP, which Investor Representation Letter shall be true and complete at Closing.

(d)             Nasdaq Listing. At Closing, the Exchange Shares and the Underlying Shares will have been approved for listing, subject to official notice of issuance, on the Nasdaq Global Market.

(e)             No Limitation in Trading or Banking Moratorium. On the Closing Date, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the Nasdaq Global Market; (ii) a suspension or material limitation in trading in Holdings’ securities on the Nasdaq Global Market; or (iii) a general moratorium on commercial banking activities declared by either Federal or New York or State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States.

(f)             Additional Deliverables. Each other item listed on Annex II hereto shall have been delivered. Any representations and warranties made on behalf of, by an officer of, or by any Credit Party set forth in the items listed on Annex II hereto shall be deemed to be representations and warranties of the Credit Parties under this Agreement.

Section 2.04.   Consummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred; provided, however, that the Internal Reorganization shall be deemed to have occurred immediately after the signing of this Agreement and immediately before the Closing.

Section 2.05.   No Transfer of Exchanged Notes After the Closing; No Further Ownership Rights in the Exchanged Notes. Upon consummation of the Closing, all Exchanged Notes (or interests therein) exchanged pursuant to this Agreement shall cease to be transferable and there shall be no further registration of any transfer of any such Exchanged Notes or interests therein. From and after the Closing, the Holders shall cease to have any rights with respect to such Exchanged Notes, including any payments of accrued and unpaid interest, except as otherwise provided for herein or by applicable law. Upon the consummation of the Closing, the Exchanged Notes shall be deemed cancelled and no longer outstanding.

Section 2.06.   Payment of Fees and Expenses. Holdings shall have paid on the Closing Date all reasonable and documented legal and advisor fees and expenses of the Holders incurred in connection with the Transactions, to the extent invoiced no more than two (2) Business Days prior to the Closing, including, without limitation, the fees and expenses of (a) Skadden, Arps, Slate, Meagher & Flom LLP, (b) A&L Goodbody and (c) Ducera Partners LLC.

Article 3
Representations and Warranties of the Credit Parties

The Credit Parties, jointly and not severally, represent and warrant to the Holders as follows:

Section 3.01.      Organization and Good Standing of the Credit Parties. The Issuer is a company limited by shares duly organized and existing under the laws of the Republic of Ireland (and expected to be converted after the Closing Date to a designated activity company incorporated under the laws of Ireland) and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Transaction Documents and to carry out the Transactions. Each of the Guarantors is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Transaction Documents to which they are parties and to carry out the Transactions. The Credit Parties are duly qualified to do business in any jurisdiction in which they operate, except where failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, prospects, results of operations, assets, liabilities or financial condition of the Credit Parties, taken as a whole (a “Material Adverse Effect”).

Section 3.02.      Exchange Agreement and Other Transaction Documents. The Transaction Documents have been duly authorized by all necessary action by each of the Credit Parties party thereto, this Agreement has been duly executed and delivered by the Credit Parties and this Agreement is, and the other Transaction Documents, when executed and delivered by the Credit Parties that are parties thereto, will be, valid and binding obligations of such Credit Parties, enforceable in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Section 3.03.      New Exchangeable Notes. The New Exchangeable Notes have been duly authorized by all necessary action by the Issuer, and when the New Exchangeable Notes are executed by the Issuer and authenticated and delivered in exchange for the Exchanged Notes pursuant to this Agreement and the New Exchangeable Notes Indenture at the Closing, the New Exchangeable Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. The Guarantees have been duly authorized for issuance pursuant to the New Exchangeable Notes Indenture and, at the Closing, will have been duly executed by each of the Guarantors and will constitute valid and binding agreements of the Guarantors, enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Section 3.04.      Underlying Shares and Exchange Shares. When the New Exchangeable Notes are delivered and paid for pursuant to this Agreement on the Closing Date, such New Exchangeable Notes will be exchangeable for the Underlying Shares in accordance with the terms of the New Exchangeable Notes Indenture; the maximum number of Underlying Shares initially issuable upon exchange of the New Exchangeable Notes including any Underlying Shares to be issued upon exchange of the New Exchangeable Notes in connection with a make-whole adjustment event or anti-dilution adjustment event have been duly authorized and reserved for issuance upon such exchange by all necessary action of Holdings (provided, however, that neither Holdings nor the Issuer shall take any action that would require an adjustment such that the maximum number of Underlying Shares issuable upon exchange of the New Exchangeable Notes would exceed the number of then-authorized but unissued shares of Common Stock (or shares of Common Stock held in treasury) not reserved for other purposes); the Exchange Shares and Underlying Shares have been duly authorized by all necessary action of Holdings; all outstanding shares of capital stock of Holdings are, and (a) the Exchange Shares, when issued and delivered to the applicable Holder pursuant to the Exchange against delivery of the Exchanged Notes in accordance with the terms of this Agreement on the Closing Date and (b) the Underlying Shares, when issued and delivered upon exchange of the New Exchangeable Notes pursuant to the terms of the New Exchangeable Notes Indenture, will be, validly issued, fully paid and nonassessable, and the issuance of the Exchange Shares and the Underlying Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.05.      Title to Properties. Each of the Credit Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements included in the reports (the “SEC Filings”) filed with, or furnished by Holdings to, the Securities and Exchange Commission (the “Commission”), in each case except for assets disposed of since the date of such financial statements and to the extent permitted by the New Exchangeable Notes Indenture. All of such assets are free and clear of Liens (as defined below) except for Permitted Liens, as such term is defined in the New Exchangeable Notes Indenture.

Section 3.06.     Non-Contravention. As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Transaction Documents to which it is a party, and the issuance of the New Securities and the Underlying Shares and compliance with the terms and provisions thereof, do not and will not (i) violate any material provision of any Requirements of Law applicable to any Credit Party or any of its Subsidiaries, the certificate or articles of incorporation, by-laws, or other organizational documents of any Credit Party or any of its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party or any of its Subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under (A) the Existing Secured Notes Indenture, the Existing Convertible Notes Indenture or any other Material Debt Documents or (B) any other Material Contract, except to the extent for purposes of this clause (B), any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect , (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any of the Credit Parties, other than Permitted Liens, (iv) require any approval of any holder of Equity Interests of a Credit Party or any approval or consent of any Person under any Material Contract of any Credit Party of any of its Subsidiaries, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of any Material Contract (other than the debt documents referred to in subclause (ii)(A) above), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (v) materially adversely affect any Health Care Permit.

Section 3.07.      Consents. The execution, delivery, and performance by each of the Credit Parties of the Transaction Documents to which such Credit Party is a party and the consummation of the Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except for (i) as have been obtained and that are still in force and effect, (ii) the Commission declaring the effectiveness of Holdings’ Registration Statement, with respect to the Exchange Shares and the Underlying Shares, (iii) as may be required under applicable state securities laws, or (iv) such mortgages, filings and recordings with Governmental Authorities as may be required to perfect mortgage liens and security interests under the New ABL Agreement, the Delayed Draw Term Loan Agreement or any other Transaction Document.

Section 3.08.      Capitalization. The authorized capital stock of Holdings is (a) 140,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). All of the outstanding capital stock of Holdings has been duly authorized and validly issued and is fully paid and nonassessable. As of the date hereof, there were: (a) 10,015,641 shares of Common Stock outstanding and (b) no shares of Preferred Stock outstanding. Except for shares of Common Stock reserved for future grants or issuances (i) under Holdings’ 2007 Stock Option Plan, (ii) under Holdings’ 2009 Stock Incentive Plan, (iii) under Holdings’ 2015 Omnibus Incentive Plan, (iv) upon the exercise of outstanding warrants, (v) upon conversion of the Existing Convertible Notes in accordance with the Existing Convertible Notes Indenture and (vi) upon exchange of the New Exchangeable Notes in accordance with the New Exchangeable Notes Indenture, (a) Holdings has no shares of Common Stock reserved for issuance, (b) there are no outstanding securities or obligations of Holdings convertible into or exchangeable for any capital stock of Holdings, (c) there are no warrants, rights or options to subscribe for or purchase from Holdings any such capital stock or any such convertible or exchangeable securities or obligations, and (d) there are no obligations of Holdings to issue or sell any shares of capital stock, partnership interests or membership interests, as applicable, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

Section 3.09.      Subsidiaries. Holdings has good title to all outstanding capital stock or limited liability company interests of its Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity other than Permitted Liens, and all such capital stock is duly issued, fully paid and non-assessable, to the extent applicable. None of the outstanding shares of capital stock of any Subsidiary of Holdings were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary. The only Subsidiaries of Holdings as of the date hereof, after giving effect to the Internal Reorganization, will be the subsidiaries listed on Annex III hereto.

Section 3.10.      Financial Statements. The financial statements and schedules included in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”) were prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis through the periods involved (except as otherwise noted

therein), and fairly present in all material respects the financial positions, results of operations and cash flows of Holdings and its Subsidiaries at the dates and for the periods indicated. The financial statements included in Holdings’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, were prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as otherwise noted therein), and fairly present in all material respects the financial positions, results of operations and cash flows of Holdings and its Subsidiaries at the dates and for the periods indicated.

Section 3.11.      Taxes. All income and other material tax returns and reports of each Credit Party and its Subsidiaries required to be filed by any of them have been timely filed, and all income and other material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Credit Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Credit Party and each of its Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Credit Party knows of any proposed tax assessment against a Credit Party or any of its Subsidiaries that is not being actively contested by such Credit Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Holdings (a) has not been at any time during the 5-year period ending on and including the date hereof a "United States real property holding corporation" (a “USRPHC”) within the meaning of Section 897(c) of the IRC and (b) does not currently expect or have any reason to believe its status as a non-USRPHC will change following the date hereof.

Section 3.12.      Exchange Act Reports.

(a)             Holdings is, and has been for a period of at least 90 days immediately before the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and has (i) filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of this Agreement (or for such shorter period that Holdings was required to file such reports); and (ii) submitted electronically and posted on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T of the Securities Act, during the 12 months preceding the date of this Agreement (or for such shorter period that Holdings was required to submit and post such files).

(b)             Holdings’ 2016 Annual Report, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of such fiscal year, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.13.      Compliance with Laws. No Credit Party nor any of its Subsidiaries is: (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any other Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14.      Health Care and Regulatory Matters.

(a)             Compliance with Health Care Laws; Health Care Permits. Each Credit Party and each of their respective Subsidiaries is in compliance with all Health Care Laws, Registrations and requirements of Government Drug Rebate Programs applicable to it and its assets, business or operations, except to the extent (x) related to certain DESI Program Products and (y) that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed with respect to DESI Program Products or as disclosed in Annex IV hereto or in Holdings’ SEC Filings, (i) each Credit Party and each of their Subsidiaries (x) holds in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business and operations as presently conducted (including to include its Products in any Government Drug Rebate Program in which it participates), except to the extent where such failure to be in full force and effect or such default, material violation or material noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (y) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accreditation agencies, (ii) to the knowledge of each Credit Party, no circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have a Material Adverse Effect, (iii) the Products provided by any Credit Party are qualified for participation in the Government Drug Rebate Programs, and each Credit Party and each of their Subsidiaries is entitled to participate in the Government Drug Rebate Programs and (iv) no Credit Party or any of its Subsidiaries directly bills, receives reimbursement from, or otherwise participates as a provider or supplier in the Medicare or any Medicaid program.

(b)             Rebates. Except to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Credit Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all reports that it is required to file under applicable Requirements of Law with respect to Government Drug Rebate Programs. No Credit Party is aware of any claims, actions or appeals pending before any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any such reports filed by such Credit Party, or any claim made by any Governmental Authority in connection with any audit of such reports.

(c)             Material Statements. No Credit Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any Subsidiary of any Credit Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect.

(d)             Exclusion. Except (1) as disclosed in Holdings’ SEC Filings or (2) where any of the following would not reasonably be expected to result in a Material Adverse Effect, no Credit Party nor any of their Subsidiaries, nor, to the knowledge of any Credit Party, any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party or any Subsidiary of any Credit Party, has (i) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (d), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(e)             HIPAA. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Credit Party and each of their respective Subsidiaries is in compliance with HIPAA. Further, in each contractual arrangement that is subject to HIPAA, the relevant Credit Party and each of its respective Subsidiaries has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) to such Credit Party or Subsidiary’s knowledge, at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA.

(f)             Corporate Integrity Agreement. Except as disclosed in Holdings’ SEC Filings, no Credit Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of any Credit Party or any Subsidiary of any Credit Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, consent order, consent decree, settlement agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Drug Rebate Programs or the requirements of any Health Care Permit.

Section 3.15.      FDA Regulatory Compliance.

(a)            Except as disclosed with respect to DESI Program Products or as disclosed in Annex IV or in Holdings’ SEC Filings and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) each Credit Party and each of their Subsidiaries has, and it and its Products are in conformance with, all Registrations, (ii) all Registrations are valid and in full force and effect; (iii) to the knowledge of each Credit Party, neither the FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking any such Registration; (iv) the Credit Parties and each of their Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration; and (v) all reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by a Credit Party or any of its Subsidiaries have been so filed, maintained or furnished.

(b)             Each Credit Party and each of their Subsidiaries are conducting their business and operations in compliance with all applicable Health Care Laws, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except (1) with respect to DESI Program Products or as disclosed in Annex IV or in Holdings’ SEC Filings and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) no Credit Party nor any of their Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of the FDA or any comparable Governmental Authority, warning letter, Form FDA-483, untitled letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, in each case, in respect of such Credit Party or its Subsidiary, and no such obligation has been threatened and (ii) no Credit Party has received written notice from a Governmental Authority that any Product designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Credit Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority are not being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)             Except as would not reasonably be expected to be result in a Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by or on behalf of any Credit Party or any of their Subsidiaries are being and have been conducted in compliance with all applicable Health Care Laws including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312 and 314 of the Code of Federal Regulations, and (ii) federal and state Requirements of Law restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)             Except (i) as disclosed in Holdings’ SEC Filings or (ii) as would not reasonably be expected to be result in a Material Adverse Effect, neither any Credit Party nor any of their Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, or received written notice of any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or is currently considering initiating, conducting or issuing any recall of any Product.

Section 3.16.      Compliance with Environmental Laws. To each Credit Party’s knowledge, no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Credit Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Credit Party’s knowledge, after due inquiry, no Credit Party’s or any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site or as a location at which any material Remedial Action is required pursuant to any Environmental Law, (c) no Credit Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Credit Party or its Subsidiaries or that any such Environmental Lien has caused such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries, (d) except to the extent such Credit Party or Subsidiary has set aside on its books financial reserves as required by GAAP (or such other generally accepted accounting principles as may be applicable in the relevant jurisdiction), to each Credit Party’s knowledge, there are no releases of Hazardous Materials at, on, under, from or affecting any Real Property, or other Environmental Liabilities, that are reasonably expected to form the basis of a material Environmental Action against any Credit Party or any of its Subsidiaries and (e) no Credit Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding Environmental Action or any written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.17.      Litigation.

(a)             There are no actions, suits, or proceedings pending or, to the knowledge of any Credit Party, after due inquiry, threatened in writing against any Credit Party or any of their respective Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)             To the knowledge of the Credit Parties, there is no pending or threatened Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Credit Party or any Subsidiary of any Credit Party, except to the extent such pending or threatened Health Care Proceeding could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has received written notice of any such Health Care Proceeding against or affecting such Credit Party or any Subsidiary of such Credit Party.

Section 3.18.      Not an Investment Company. No Credit Party is, or after giving effect to the Transactions will be, a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. No Credit Party is required to be registered under the Investment Company Act of 1940.

Section 3.19.      Margin Stock. No Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Transactions will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

Section 3.20.      Sarbanes-Oxley. There is and has been no failure on the part of Holdings, its Subsidiaries or any of its directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications, to the extent such sections are applicable. Since the 2016 Annual Report, except as disclosed in Holdings’ SEC Filings, there has been (1) no significant deficiency or material weakness in Holdings’ internal control over financial reporting (whether or not remediated) and (2) no change in Holdings’ internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Holdings’ internal control over financial reporting.

Section 3.21.      No General Solicitation. Neither the Issuer or the Guarantors is, nor are of their respective affiliates, nor, to the knowledge of the Issuer or the Guarantors, any person acting on their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) any New Securities, or any security of the same class or series as the New Securities, (ii) has offered or will offer or sell the New Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, or (iii) has engaged in any directed selling efforts within the meaning of Rule 902(c) of Regulation S promulgated under the Securities Act.

Section 3.22.      DTC. At Closing, the New Exchangeable Notes and the Exchange Shares will have been declared eligible for clearance, settlement and trading through DTC and will have been delivered to the custodian of DTC for distribution to the accounts of applicable DTC participants for the Holders.

Section 3.23.      No Material Adverse Change. Except as disclosed in Holdings’ SEC Filings, since December 31, 2016, no event, circumstance, or change has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect with respect to the Credit Parties and their Subsidiaries, it being understood and agreed that (i) the award entered on February 2, 2017 (the “Award”) in the arbitration proceeding among Holdings, Pernix Ireland Limited, GlaxoSmithKline LLC, Glaxo Group Limited, GlaxoSmithKline Intellectual Property Holdings Limited and GlaxoSmithKline Intellectual Property Management Limited and any other proceedings or events related to such award or such proceeding and (ii) entry into the Transaction Documents and consummation of the Transactions have not resulted nor could reasonably be expected to result in a Material Adverse Effect. Except (i) as disclosed in Holdings’ SEC Filings, (ii) in respect of the Award, or (iii) in connection with the Transactions, (a) no dividend or distribution of any kind has been declared, paid, set aside for payment or made by Holdings on any class of its capital stock, (b) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Credit Parties and their Subsidiaries, taken as a whole, (c) no Credit Party or any of its Subsidiaries has entered into any transaction or agreement that is material to the Credit Parties and their Subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Credit Parties and their Subsidiaries, taken as a whole, and (d) no Credit Party or any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any Governmental Authority.

Section 3.24.      No Registration. Assuming the accuracy of, and compliance with, the representations and warranties of the Holders set forth in Article 4 hereof, the offer and sale of the New Securities to the Holders in the manner contemplated by this Agreement, and the issuance of the Underlying Shares in the manner contemplated by the New Exchangeable Notes Indenture, will be exempt from the registration requirements of the Securities Act; and it is not necessary to qualify the New Exchangeable Notes Indenture under the Trust Indenture Act of 1939, as amended.

Section 3.25.      Insurance. Each of the Credit Parties and its Subsidiaries (i) is insured by financially sound and reputable insurance companies licensed to provide insurance in the applicable jurisdiction, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar location, and (ii) is in compliance with the terms of such policies and instruments in all material respects. No Credit Party or any of its Subsidiaries has been refused any material insurance coverage sought or applied for since January 1, 2012. No Credit Party or any of its Subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that, in the aggregate, would not have a Material Adverse Effect.

Section 3.26.      Condition of Assets. All of the assets of the Credit Parties and their respective Subsidiaries that are material to the operations of the Credit Parties or their respective Subsidiaries are in good order and working condition and suitable for the use thereof, ordinary wear and tear excepted, and there has been no material casualty or loss, or notice of taking or condemnation or equivalent action on the part of any governmental agency or body, with respect thereto and no Credit Party or its Subsidiaries has reason to believe that any such action is contemplated by any governmental agency or body.

Section 3.27.      No Default. No Default or Event of Default (as such terms are defined in the New Exchangeable Notes Indenture) exists or would result from the execution and delivery by Credit Parties and their respective Subsidiaries of this Agreement and the other Transaction Documents and each other agreement and transaction contemplated hereby or thereby.

Section 3.28.      OFAC. No Credit Party nor any of its respective Subsidiaries is a Sanctioned Person or a Sanctioned Entity. The proceeds from the Transactions will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.29.      No Unlawful Payments. No Credit Party, any of its respective Subsidiaries, directors or officers or, to the knowledge of the Credit Parties, any employee, agent, Affiliate, representative of or other Person associated with or acting on behalf of any Credit Party has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.30.      Compliance with Anti-Money Laundering Laws. The operations of the Credit Parties are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving any Credit Party with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Credit Parties, threatened.

Section 3.31.      No Liquidation. All indebtedness represented by the New Exchangeable Notes is being incurred for proper purposes and in good faith; at the Closing, after giving pro forma effect to the Transactions and the assumed use of the proceeds of the Transactions to invest in the business of Holdings and its Subsidiaries, Holdings and its Subsidiaries, taken as a whole and on a consolidated basis, will be able to pay their debts in the ordinary course of business.  No steps have been taken or are currently intended by any Credit Party or, to the knowledge of the Credit Parties, any other Person for the winding-up, liquidation, dissolution or administration or for the appointment of a receiver or administrator of any Credit Party for all or any of the Credit Parties’ properties or assets.

Section 3.32.      Outstanding Indebtedness. Annex V hereto sets forth a complete list of the following types of indebtedness of each Credit Party outstanding as of the Closing Date: (a) indebtedness in respect of borrowed money; (b) any other obligation of such Credit Party to be liable for, or to pay, as obligor, guarantor or otherwise, on the indebtedness for borrowed money of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and (c) to the extent not otherwise included, indebtedness for borrowed money of another Person secured by a Lien on any asset owned by such Person (whether or not such indebtedness for borrowed money is assumed by such Person).

Section 3.33.      Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract of any Credit Party or any of its Subsidiaries (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Credit Party or Subsidiary and, to the knowledge, after due inquiry, of the Credit Parties, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by the Transaction Documents) and (c) is not in default due to the action or inaction of the applicable Credit Party or its Subsidiary.

Section 3.34.      Compliance with ERISA. No Credit Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or within the last six years has contributed to, any Benefit Plan or Multiemployer Plan.

Section 3.35.      Intellectual Property. Each of the Credit Parties and its Subsidiaries owns, or possesses the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as conducted, except for those for which the failure to own or possess the right to use could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a complete and correct list of all of (x) the registrations and applications for Intellectual Property applicable to any of the Products or otherwise owned by any of the Credit Parties or its Subsidiaries and (y) licenses of Intellectual Property (including Patent Licenses) applicable to any of the Products is set forth on Annex VI. To Holdings’ knowledge, the operation of each Credit Party’s and each of its Subsidiaries’ respective businesses, by each Credit Party or any of its Subsidiaries as currently conducted, does not infringe upon or otherwise violate any Intellectual Property owned by any other Person, except as, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation alleging that the Intellectual Property owned or used by any Credit Party or any of its Subsidiaries, or the conduct of any Credit Party’s or any of its Subsidiaries’ businesses, infringe or otherwise violate the Intellectual Property of any Person, is pending or, to knowledge of any Credit Party, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each Credit Party’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property owned by any of the Credit Parties or their Subsidiaries, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No Credit Party holds any assets as the trustee of any trust.

Section 3.36.      Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Credit Party, threatened against Holdings or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Holdings or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Holdings or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) as of the Closing Date, to the knowledge of any Credit Party, after due inquiry, no union representation question existing with respect to the employees of Holdings or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Holdings or its Subsidiaries. None of Holdings or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.37.      Disclosure Controls. Holdings maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed under the Exchange Act is reported within the time periods specified in the applicable rules promulgated under the Exchange Act. Holdings has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are effective as of June 30, 2017 to perform the functions for which they were established.

Section 3.38.      Accounting Controls. Holdings maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) that comply in all material respects with the requirements of the Exchange Act. Holdings’ auditors and the Audit Committee of the Board of Directors of Holdings have been advised of (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect any Credit Party’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any Credit Party’s internal control over financial reporting.

Article 4
Representation and Warranties of the Holders

Each Holder represents and warrants to the Credit Parties as follows:

Section 4.01.      Organization and Standing of the Holder. Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.02.      Exchange Agreement and Transaction Documents. This Agreement and each other Transaction Document to which such Holder is a party has been duly and validly authorized by such Holder. This Agreement has been, and at Closing each other Transaction Document to which such Holder is a party will be, duly executed and delivered by such Holder, and this Agreement is, and at Closing each other Transaction Document to which such Holder is a party will be, a valid and binding obligation of such Holder enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.

Section 4.03.      Non-Contravention. The execution and delivery by such Holder of this Agreement, the other Transaction Documents to which such Holder is a party and the Transactions do not and will not (i) result in any violation of any terms of the organizational documents of such Holder; (ii) conflict with or result in a breach by such Holder of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which such Holder is a party or by which such Holder or any of its properties or assets is bound or affected; or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any Governmental Authority or court having jurisdiction over such Holder or any of its properties or assets, except, in the case of (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, properties, operations, financial condition or results of operations of such Holder and its Subsidiaries, taken as a whole.

Section 4.04.      Ownership. Such Holder is (i) the sole beneficial owner and/or the investment advisor, authorized representative or manager for the beneficial owners of the Exchanged Notes, the principal amount of which is set forth on its signature page attached hereto, having the power to vote and dispose of such Exchanged Notes on behalf of such beneficial owners and (ii) entitled (for its own account or for the account of certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor) to all of the rights and economic benefits of such Exchanged Notes. There are no outstanding agreements, arrangements or understandings under which such Holder, its nominee or the beneficial owners of the Exchanged Notes for which such

Holder acts as investment advisor may be obligated to transfer any of the Exchanged Notes, other than this Agreement. Such Holder has full power and authority to enter into this Agreement, make the representations and warranties set forth herein and transfer the Exchanged Notes in accordance with the terms hereof on behalf of the beneficial owners of the Exchanged Notes, the principal amount of which is set forth on its signature page hereto.

Section 4.05.      Transfers. Such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant or otherwise transfer (except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer), in whole or in part, any portion of its right, title or interests in the Exchanged Notes it beneficially owns, subject to this Agreement, that is inconsistent with the representations and warranties made in Section 4.04 above or that would render such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) otherwise unable to comply with its obligations under this Agreement.

Section 4.06.      Liens. The Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder or its Affiliate acts as investment advisor, as the case may be) are not subject to any lien, pledge, mortgage, security interest, charge, option or other encumbrance of adverse claim of any kind (a “Lien”), except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer. The execution and delivery of, and the performance by such Holder of its obligations under, this Agreement, will not result in the creation of any Lien upon the Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be). Upon the consummation of the Exchange, the Issuer will acquire the Exchanged Notes to be exchanged by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) free and clear of any Lien.

Section 4.07.      No Illegal Transactions. Such Holder has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, disclosed to a third party any information regarding the Exchange or engaged in any transactions in the securities of the Issuer or the Guarantors (including, without limitation, any Short Sales (as defined below) involving any of the Issuer’s or Holdings’ securities) since the time that such Holder became restricted from trading in the Issuer’s or Holdings’ securities, as the case may be.

Section 4.08.      Investment Experience. Such Holder has such knowledge and experience in financial and business affairs that such Holder is capable of evaluating the merits and risks of an investment in the Exchange Shares and the New Exchangeable Notes. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) is an “accredited investor,” within the meaning of

Rule 501 promulgated by the Commission under the Securities Act, and a “qualified institutional buyer” as defined in Rule 144 under the Securities Act. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will acquire the Exchange Shares and the New Exchangeable Notes for its own account (or for the account of certain funds and/or accounts for which such Holder or any of its Affiliates acts as investment advisor), for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that the Exchange Shares and the New Exchangeable Notes are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Credit Parties are relying upon the truth and accuracy of, and such Holder’s compliance (and the compliance of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) with, the representations, warranties, agreements, acknowledgments and understandings of such Holder (on its own behalf and on behalf of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) to acquire the Exchange Shares New Exchangeable Notes. The Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) acknowledges that no representations, express or implied, are being made with respect to the Credit Parties, the Exchange Shares, the New Exchangeable Notes, the relative rights of creditors to any assets of any Credit Party, or otherwise, other than those expressly set forth herein. In making its decision to invest in the Exchange Shares and New Exchangeable Notes hereunder, such Holder has relied upon independent investigations made by such Holder and, to the extent believed by such Holder to be appropriate, such Holder’s representatives, including such Holder’s own professional, tax and other advisors. Such Holder and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Credit Parties and their representatives concerning the terms and conditions of the investment in the Exchange Shares and New Exchangeable Notes. Such Holder has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for such Holder to evaluate the financial risks inherent in an investment in the Exchange Shares and New Exchangeable Notes and has had sufficient time to evaluate the Exchange. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that its investment in the Exchange Shares and New Exchangeable Notes involves a high degree of risk and that no Governmental Authority has passed on or made any recommendation or endorsement of the Exchange Shares and New Exchangeable Notes.

Section 4.09.      No Established Market. The Holders represent and warrant that they have been advised by the Issuer that (i) the offer and sale of the New Securities has not been registered under the Securities Act; (ii) the offer and sale of the New Securities is intended to be exempt from registration under the Securities Act; and (iii) there is currently no established market for the New Exchangeable Notes. Such Holder is familiar with Rule 144 promulgated by the Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will only sell or otherwise transfer the New Exchangeable Notes in accordance with the New Exchangeable Notes Indenture, as applicable.

Section 4.10.      Ownership of Common Stock. Each Holder represents and warrants, on behalf of itself and its investment advisor, that, as of the Closing Date, it is not, and immediately after giving pro forma effect to the issuance of the New Securities under the terms of this Agreement and the other Transactions will not be, and thereafter will not enter into any transaction or agreement with the intent to become, directly or indirectly, the beneficial owner, as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, either alone or together with each person subject to aggregation of Common Stock ownership with such Holder under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder at such time (an “Aggregated Person”), of Common Stock representing more than 9.99% of the total issued and outstanding shares of the Common Stock.

Section 4.11.      Selling Restrictions. Such Holder acknowledges that no action has been or will be taken in any jurisdiction that would, or is intended to, permit a public offering of any of the New Exchangeable Notes in any country or jurisdiction where action for that purpose is required. In particular, no offer of the New Exchangeable Notes may be made in circumstances which would require the publication by the Issuer of a prospectus under the Prospectus (Directive 2003/71/EC) (as amended). Such Holder agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers New Exchangeable Notes.

Section 4.12.      Holding Period. A period of at least six months has elapsed since the date the Holders acquired their beneficial interest in the Existing Convertible Notes, and at the times the Holders acquired such beneficial interest, the Holders paid full consideration for the Existing Convertible Notes as set forth in Rule 144(b)(1) under the Securities Act, and each of the Holders has continued to hold such beneficial ownership in the Existing Convertible Notes at all such times since such Holder acquired such Existing Convertible Notes.

Article 5
[Reserved]

Article 6
Certain Covenants and Agreements of the Parties

Section 6.01.      Further Action by the Credit Parties. The Credit Parties shall, at the written request of the Holders, at any time and from time to time following the Closing, execute and deliver to the Holders all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out its obligations under this Agreement.

Section 6.02.      Best Efforts. The Credit Parties on the one hand, and the Holders on the other, shall use their respective best efforts (subject to standards of commercial reasonableness) to consummate the Transactions.

Section 6.03.      Publicity. The Credit Parties and the Holders agree that promptly following the execution of this Agreement, Holdings will issue a press release, in a form to be agreed among the Credit Parties and the Holders, and file a report with the Commission on Form 8-K in a form reasonably agreed upon by the Holders, and on the date of the Closing, Holdings shall file a report with the Commission on Form 8-K describing the material terms of the Transactions, and filing all material documents related to the Transactions pursuant to Item 2.03 of Form 8-K. Holdings affirms that such Form 8-K will include all material nonpublic information provided to the Holders and their Affiliates in connection with the Transactions.

Section 6.04.      Standstill.

(a)             The Holders, on behalf of themselves and their investment advisor, agree with the Issuer and Holdings that, for a period of one year after the date of this Agreement (the “Standstill Period”), unless specifically permitted in writing by Holdings, neither they nor their Affiliates will in any manner, directly or indirectly:

(i)            effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(A)            any acquisition, agreement to acquire, proposal or offer to acquire, or facilitate the acquisition or ownership of any securities (or beneficial ownership thereof) or all or substantially all of the assets, or any warrant, option or other right to acquire any such securities or assets, of Holdings or any of its Subsidiaries other than the New Securities offered hereby,

(B)            any tender or exchange offer, merger or other business combination involving Holdings or any of its Subsidiaries,

(C)            any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Holdings or any of its Subsidiaries, or

(D)            any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Holdings;

(ii)            form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Holdings, other than between the Holders and any Affiliates of the Holders;

(iii)            call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the other party;

(iv)            make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving Holdings or its securities or assets;

(v)            otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of Holdings, except pursuant to the terms of the Transaction Documents;

(vi)            take any action which might force Holdings to make a public announcement regarding any of the types of matters set forth in (a) above;

(vii)            disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(viii)            enter into any agreements with any third party with respect to any of the foregoing.

The Holders, on behalf of themselves and their investment advisor, further agree that during the Standstill Period they will not (and will ensure that their Affiliates and associates (and any person acting on behalf of or in concert with them or any of their affiliates or associates) will not), directly or indirectly, without the prior written consent of Holdings, take any action that would reasonably be expected to require Holdings to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 6.04 with the Holder or any of its affiliates; provided, however, that the forgoing restrictions in this Section 6.04 shall not apply to (a) the offer and sale of any or all of the New Securities or the Underlying Shares to any Person at any time, or (b) the purchase or any other acquisition of any Common Stock by any Holder from any Person at any time so long as such purchase or acquisition does not violate 6.04(b).

(b)             Each Holder, on behalf of itself and its investment advisor, further agrees that for so long as any New Exchangeable Notes are outstanding it will not enter into any transaction or agreement with the intent to become, directly or indirectly, the beneficial owner, as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, either alone or together with each Aggregated Person, of Common Stock representing more than 9.99% of the total issued and outstanding shares of the Common Stock.

Section 6.05.      Rule 144A Information Requirement and Annual Reports. (a) If, at any time, Holdings is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer shall, so long as any of the Exchange Shares shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon the written request of the holder, beneficial owner or prospective purchaser of any Exchange Shares, promptly furnish such holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the Exchange Shares pursuant to Rule 144A, as such rule may be amended from time to time. The Issuer shall take such further action as any holder or beneficial owner of the Exchange Shares may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell the Exchange Shares in accordance with Rule 144A, as such rule may be amended from time to time.

Section 6.06.      DTC. The Issuer will use reasonable best efforts to comply with the agreements set forth in the representation letter of the Issuer to DTC relating to the approval of the New Exchangeable Notes and the Exchange Shares by DTC for “book-entry” transfer.

Section 6.07.      Transfer Agent. Holdings agrees to maintain, at its expense, a transfer agent and, if necessary under the jurisdiction of incorporation of Holdings, a registrar for the Common Stock.

Section 6.08.      Underlying Shares.

(a)               Holdings will reserve and keep available at all times, free of pre-emptive rights, the maximum number of Underlying Shares initially issuable upon exchange of the New Exchangeable Notes (including any Underlying Shares to be issued upon exchange of the New Exchangeable Notes in connection with a make-whole adjustment event or anti-dilution adjustment event), assuming all exchanges of New Exchange Notes are settled solely through the delivery of shares of Common Stock.

(b)             Upon receipt of the Underlying Shares by the Holders, the Underlying Shares will be eligible for immediate resale by the Holders pursuant to Rule 144 as promulgated under the Securities Act; provided that this Section 6.08(b) shall not be a covenant of the Credit Parties if the Holders shall not have delivered to Davis Polk & Wardwell LLP an Investor Representation Letter in the form that was delivered on the Closing Date by each Holder to, or otherwise reasonably acceptable to, Davis Polk & Wardwell LLP, which Investor Representation Letter shall be true and complete at upon receipt of the Underlying Shares by the Holders.

Section 6.09.      Absence of Manipulation. Neither Holdings nor each Holder will take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any securities of Holdings to facilitate the sale or resale of the New Exchangeable Notes, Exchange Shares or Underlying Shares.

Section 6.10.      Short Sales. Neither the Holders nor any person acting on their behalf or pursuant to any understanding with them will engage, directly or indirectly, in any transactions in the securities of the issuer or Holdings (including Short Sales) prior to the time the Transactions are publicly disclosed by the Issuer or Holdings.

Section 6.11.      Listing. Each of Holdings and the Issuer will use its reasonable best efforts (i) to cause the New Exchangeable Notes and the Delayed Draw Term Loan Agreement (or a promissory note issued thereunder) to be listed on a Recognised Stock Exchange as soon as practicable after the Closing Date but in no event later than the date of the first interest payment on the New Exchangeable Notes or the Delayed Draw Term Loan Agreement as the case may be, (ii) upon obtaining such listing, to maintain such listing of the New Exchangeable Notes and the Delayed Draw Term Loan Agreement (or a promissory note issued thereunder) for so long as any of the New Exchangeable Notes are outstanding or the Delayed Draw Term Loan Agreement is outstanding as the case may be, and (iii) for so long as the Delayed Draw Term Loan Agreement is outstanding, to ensure that the person through whom any payment under the Delayed Draw Term Loan Agreement is made is not in Ireland for the purposes of section 64 of the TCA.  Prior to causing the New Exchangeable Notes and the Delayed Draw Term Loan Agreement (or a promissory note issued thereunder) to be listed, each of Holdings and the Issuer shall take such lawful steps as may be necessary to convert the Issuer to a designated activity company.  Promptly after causing the New Exchangeable Notes and the Delayed Draw Term Loan Agreement (or a promissory note issued thereunder) to be listed on a Recognised Stock Exchange, the Issuer shall send notice to each Holder, with a copy to the New Exchangeable Notes Trustee, confirming that such listing has been obtained.

Section 6.12.      Cancelation. Holdings shall provide the Holders with evidence of the cancellation of the Exchanged Notes by the Existing Convertible Notes Trustee reasonably acceptable to the Holders.

Section 6.13.      Board Transition. Holdings shall conduct a search for three new directors with relevant expertise to its business and shall use its reasonable best efforts to facilitate the selection and appointment of such individuals to its Board of Directors within 90 days after the Closing Date; provided, that, for the avoidance of doubt, the selection and appointment of such individuals shall be in the sole discretion of the Board of Directors. Such new directors shall be “independent” directors within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002, the rules promulgated thereunder by the Commission, and the rules of The Nasdaq Stock Market.

Article 7
Termination

Section 7.01.   Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing by any party if the transactions contemplated by this Agreement are not consummated in accordance with their terms on or prior to July 31, 2017, or such later date as mutually agreed between the Holders and Holdings; provided, however, that a party hereto shall not have the right to terminate this Agreement if the failure to consummate the transactions contemplated by this Agreement shall be primarily attributable to such party’s failure to satisfy its obligations hereunder; provided, further, that the provisions of Section 8.01 shall survive any such termination of this Agreement.

Article 8
Miscellaneous

Section 8.01.      Indemnification.

(a)             Each of the Credit Parties, jointly and severally, agrees to indemnify and hold harmless each Holder (or certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor), its Affiliates, its manager and the directors, officers, employees and agents of such Holder, such manager and each person who controls such Holder or such manager within the meaning of either the Securities Act or the Exchange Act (each, an “Indemnified Person”) against any and all losses, claims, damages, liabilities or out-of-pocket expenses (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, Losses”) to the extent that any such Loss results from any actions, litigations, investigations or proceedings (whether or not such Indemnified Party is a party thereto) (collectively, “Proceedings”) that (i) arise out of or are based upon any breach by any Credit Party of any representation or warranty or failure to comply with any of the agreements set forth in any of the Transaction Documents, or (ii) are otherwise related to or arise out of or in connection with, in each case, the Transactions, including modifications or future additions to the Transaction Documents, or execution of letter agreements or other related activities, in each case other than Losses to the extent finally determined by a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person, (ii) a willful and material breach by a Holder of its obligations under this Agreement, or (iii) a claim solely among the Indemnified Persons or a claim brought by the Indemnified Persons against any Credit Party. The Credit Parties also will reimburse the Indemnified Person for any legal or other expenses reasonably incurred by the Indemnified Party, as such expenses are incurred, in connection with investigating, preparing or defending against any of the foregoing Losses, including in connection with any Proceedings in connection with the enforcement of this provision. This indemnity agreement will be in addition to any liability which the Credit Parties may otherwise have.

(b)             Promptly after receipt by an Indemnified Person under this Section 8.01 of notice of the commencement of any Proceeding, such Indemnified Person will, if a claim in respect thereof is to be made against the Credit Parties under this Section 8.01, notify the Credit Parties in writing of the commencement thereof, but the failure to notify the Credit Parties will not relieve it from liability under paragraph (a) above unless and to the extent it did not otherwise learn of such Proceeding and such failure results in the forfeiture by the Credit Parties of substantial rights and defenses. In case any such Proceeding is brought against any Indemnified Person and such Indemnified Person seeks indemnity from the Credit Parties, the Credit Parties will be entitled to participate in, and, to the extent that they shall elect, by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the Credit Parties or any Indemnified Person shall have reasonably concluded that a conflict may arise between the positions of the Credit Parties and the Indemnified Person in conducting the defense of any such Proceeding or that there may be legal defenses available to such Indemnified Person and/or other Indemnified Persons that are different from or additional to those available to the Credit Parties, the Indemnified Person or Persons shall each have the right to select separate counsel (including one local counsel in each relevant jurisdiction) to assume such legal defenses and to otherwise participate in the defense of such Proceeding on behalf of such Indemnified Person or Persons. Upon receipt of notice from the Credit Parties to such Indemnified Person of the Credit Parties’ election so to assume the defense of such Proceeding and approval by the Indemnified Person of counsel, the Credit Parties will not be liable to such Indemnified Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that in connection with any such Proceeding the Credit Parties shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) representing the Indemnified Persons who are parties to such Proceeding) or (ii) the Credit Parties shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceeding.

(c)             In the event that a Credit Party advises an Indemnified Person that it will contest a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any Proceeding (or discontinues its defense at any time after it commences such defense), then each Indemnified Person may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Credit Parties elect in writing to assume and do so assume the defense of any such Proceeding, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.

(d)             The Credit Parties shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the Credit Parties agree to indemnify the Indemnified Person against any Loss by reason of such settlement or judgment. The Credit Parties shall not, without the prior written consent of the Indemnified Person, effect any settlement or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity or contribution was or could have been sought hereunder by such Indemnified Person (whether or not the Indemnified Persons are actual or potential parties to such Proceeding), unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Proceeding and (y) does not include a statement as to or an admission or finding of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(e)             If the indemnity provided in paragraph (a) above is unavailable to or insufficient to hold harmless an Indemnified Person in respect of any Loss referred to therein, then the Credit Parties shall contribute to the aggregate Losses to which such Indemnified Person may be subject in such proportion as is appropriate to reflect the relative benefits received by the Credit Parties on the one hand and by such Indemnified Person on the other from the Transactions. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Credit Parties shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Credit Parties on the one hand and such Indemnified Person on the other in connection with the statements, omissions or other actions which resulted in such Losses, as well as any other relevant equitable considerations. The Credit Parties and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 8.01(e) were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. For purposes of this paragraph (e), each person who controls a Holder (or certain funds and/or accounts for which a Holder or any of its Affiliates acts as investment advisor) within the meaning of either the Securities Act or the Exchange Act and each affiliate, director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder.

(f)             The indemnity, reimbursement and contribution obligations of each Credit Party under this Section 8.01 shall be in addition to any liability which such Credit Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns and heirs of each Credit Party and any Indemnified Person.

Section 8.02.      Survival. The representations, warranties, covenants and agreements of the Credit Parties and the Holders contained in this Agreement or in any certificate furnished hereunder shall survive the Closing for five years from the date hereof.

Section 8.03.      Prior Agreements. This Agreement and that certain Confidential Disclosure Agreement dated as of May 4, 2017 by and between Holdings and Highbridge Capital Management, LLC constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior representations, understandings or agreements. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein.

Section 8.04.      Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.

Section 8.05.      Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any state court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 8.06.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.07.      Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.

Section 8.08.      Certain Definitions. Capitalized terms in this Agreement shall have the meanings specified below, or as specified elsewhere in this Agreement, for all purposes hereof. The following terms, as used in this Agreement, shall have the meanings as set forth below:

“Affiliate” means, as applied to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified person.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements applicable to Holdings and each of its Subsidiaries from time to time, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the money laundering and any related or similar laws of all jurisdictions in which Holdings and each of its Subsidiaries conduct business.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means any and all rights in any works of authorship, including (a) copyrights and moral rights, (b) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Annex VI, (c) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (e) the right to sue for past, present, and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

“DESI Program Products” means Products subject to regulation under the FDA’s Drug Efficacy Study Implementation program.

“DTC” means the Depository Trust Company.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judgment, letter, or other written communication, or any litigation or judicial or administrative proceeding, from or involving any Governmental Authority or any third party, involving violations of Environmental Laws by Holdings or any Subsidiary of Holdings, or releases of Hazardous Materials (a) from or to any assets or properties, or businesses of Holdings, any Subsidiary of Holdings, or any of their predecessors in interest, (b) from adjoining properties or businesses to any properties of Holdings or any Subsidiary of Holdings, or (c) from or onto any facilities which received Hazardous Materials generated by Holdings, any Subsidiary of Holdings, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Holdings or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, rights to purchase, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided that “Equity Interests” shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Equity Interests pursuant to this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any and all rules or regulations promulgated from time to time thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or any of their respective Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or their respective Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party or any of their respective Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party or any of their respective Subsidiaries and whose employees are aggregated with the employees of any Credit Party or any of their respective Subsidiaries under IRC Section 414(o).

“Existing Secured Notes Indenture” means that certain Indenture, dated as of August 19, 2014, among Holdings, as Issuer, the Guarantors named therein, and U.S. Bank National Association, as Trustee and Collateral Trustee.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank). The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters or any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

“Government Drug Rebate Program” means, collectively, the Medicaid Drug Rebate Program with CMS and any individual state drug rebate program administered by any state of the United States of America.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); and Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; (b) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (c) any Government Drug Rebate Program, (d) all statutes and regulations administered by the FDA or any comparable Governmental Authority, including by not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (e) the Physician Payments Sunshine Act, (f) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (g) patient health care; (h) quality, safety certification and accreditation standards and requirements; (i) HIPAA; (j) certificates of operations and authority; (k) laws regulating the provision of free or discounted care or services; and (l) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, as well as accreditations and plans of third-party accreditation agencies (such as the Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any Credit Party to continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Health Care Law or the business affairs, practices, licensing or reimbursement entitlements of any Credit Party.

“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Credit Party with any Health Care Laws or the requirements of any Health Care Permit.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, rights under Patent Licenses, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Inventory” means inventory (as that term is defined in the New York Uniform Commercial Code, as in effect from time to time).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Listing Condition” means, with respect to the New Exchangeable Notes, the Issuer has sent written notice to each of the Holders, with a copy to the New Exchangeable Notes Trustee, which confirms that the New Exchangeable Notes are listed on a Recognised Stock Exchange.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Contract” means (a) each contract or agreement to which any Credit Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Credit Party or such Subsidiary of $750,000 or more (other than purchase orders in the ordinary course of the business of such Credit Party or such Subsidiary and other than contracts that by their terms may be terminated by such Credit Party or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) all Patent Licenses (other than immaterial Patent Licenses), (c) any settlement agreement to which any Credit Party or Subsidiary is a party involving an amount in excess of $750,000, (d) any agreement with respect to rebates in excess of $750,000 provided for any Inventory of any Credit Party or Subsidiary and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” means debt incurred pursuant to the Delayed Draw Term Loan Agreement, the New ABL Agreement, the New Exchangeable Notes Indenture, the

Existing Convertible Notes Indenture, the Existing Secured Notes Indenture and any other indebtedness of the Credit Parties involving an aggregate amount of $3,000,000 or more.

“Material Debt Documents” means all agreements, documents, notes, indentures and instruments at any time executed and/or delivered by Holdings or any other Person evidencing, governing, securing or otherwise related to any other Material Debt, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any Subsidiary or any of their respective ERISA Affiliates (or any Person who in the last five years was an ERISA Affiliate) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Patent License” means any license or distribution agreement pursuant to which a Credit Party or any of its Subsidiaries is granted rights with respect to Patents for use in connection with the use, sale, manufacture, import, export and/or distribution of any Products.

“Patents” means patents and patent applications, including (a) the patents and patent applications listed on Annex VI, (b) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (d) the right to sue for past, present, and future infringements thereof, and (e) all of rights corresponding thereto throughout the world.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including all Registrations and all Health Care Permits.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Products” means any FDA-approved product that is marketed and sold in the United States by any of the Credit Parties or any of their Subsidiaries and shall include by reference Registrations that are required to conduct the Credit Parties’ business as currently conducted and any Subsidiary’s business as conducted from time to time.

“PTO” means the U.S. Patent and Trademark Office.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Holdings or one of its Subsidiaries and the improvements thereto.

“Recognised Stock Exchange” means a recognised stock exchange within the meaning of Section 64 of the TCA.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Credit Party or any of its Subsidiaries.

“Regulatory Authority” means the U.S. Food and Drug Administration or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Regulatory Matters” means governmental administrative or regulatory matters related to or as a result of relevant Health Care Laws.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to a release of Hazardous Materials, in each case as required by Environmental Laws.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject, including all applicable Health Care Laws.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by OFAC (currently, such programs target Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors or other governing body, as applicable, of such corporation, partnership, limited liability company, or other entity.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (a) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Annex VI, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (d) the right to sue for past, present and future infringements and dilutions thereof, (e) the goodwill of the business symbolized by the foregoing or connected therewith, and (f) all rights corresponding thereto throughout the world.

Section 8.09.      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

Section 8.10.      Assignment; Binding Effect. The Holders shall not convey, assign or otherwise transfer any of their rights or obligations under this Agreement without the express written consent of the Credit Parties, and the Credit Parties shall not convey, assign or otherwise transfer any of their rights and obligations under this Agreement without the express written consent of the Holders; provided, however, that, without the consent of the Credit Parties, the Holders may assign their rights and obligations hereunder to any of their Affiliates or any funds managed by their Affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.11.      Waiver; Remedies. No delay on the part of the Holders, the Issuer or the Guarantors in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of the Holders, the Issuer or the Guarantors of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 8.12.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which any of them are entitled at law or in equity.

Section 8.13.      Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.

Section 8.14.      Notice. Any notice or communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or by electronic transmission or by registered or certified first-class mail or courier service, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, as follows:

if to the Credit Parties:

Pernix Therapeutics Holdings, Inc.
10 North Park Place
Morristown, NJ 07960
Attention: Chief Legal Officer
Email: kpina@pernixtx.com

with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Sophia Hudson
Facsimile: (212) 701-5762
Email: sophia.hudson@davispolk.com

if to the Holders:

1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P.

c/o Highbridge Capital Management, LLC

40 West 57th Street
New York, NY 10019
Attention: Damon P. Meyer
Facsimile: (646) 344-4747
Email: damon.meyer@highbridge.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Andrea Nicolás

Facsimile: (917) 777-3416

Email: andrea.nicolas@skadden.com

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

PERNIX IRELAND PAIN LIMITED, as Issuer

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Corporate Secretary

PERNIX THERAPEUTICS HOLDINGS, INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Corporate Secretary

PERNIX THERAPEUTICS LLC, as Guarantor

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

PERNIX MANUFACTURING LLC, as Guarantor

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

[Signature Page to Exchange Agreement – Issuer & Guarantors]

CYPRESS PHARMACEUTICALS, INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

PERNIX SLEEP, INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

GAINE, INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

RESPICOPEA INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

[Signature Page to Exchange Agreement – Issuer & Guarantors]

MACOVEN PHARMACEUTICALS, L.L.C., as Guarantor

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

HAWTHORN PHARMACEUTICALS, INC., as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

PERNIX IRELAND LIMITED, as Guarantor

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Senior Vice President and Corporate Secretary

PERNIX HOLDCO 1, LLC, as Guarantor

By: Pernix Therapeutics, LLC
Its: Sole member and sole manager

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

[Signature Page to Exchange Agreement – Issuer & Guarantors]

PERNIX HOLDCO 2, LLC, as Guarantor

By: Cypress Pharmaceuticals, Inc.
Its: Sole member and sole manager

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Corporate Secretary

PERNIX HOLDCO 3, LLC, as Guarantor

By: Pernix Therapeutics Holdings, Inc.
Its: Sole member and sole manager

By:	/s/ K. R. Pina
Name: Kenneth R. Pina
Title: Corporate Secretary

[Signature Page to Exchange Agreement – Issuer & Guarantors]

1992 MSF INTERNATIONAL LTD., as Holder By: Highbridge Capital Management, LLC, as trading manager and not in its individual capacity
By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P., as Holder By: Highbridge Capital Management, LLC, as trading manager and not in its individual capacity
By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[Signature Page to Exchange Agreement – Holders]

Exhibit A

List of Guarantors

1.	Pernix Therapeutics Holdings, Inc.

2.	Pernix Therapeutics, LLC

3.	Pernix Manufacturing, LLC

4.	Cypress Pharmaceuticals, Inc.

5.	Pernix Sleep, Inc.

6.	Gaine, Inc.

7.	Respicopea, Inc.

8.	Macoven Pharmaceuticals, L.L.C.

9.	Hawthorn Pharmaceuticals, Inc.

10.	Pernix Holdco 1, LLC

11.	Pernix Holdco 2, LLC

12.	Pernix Holdco 3, LLC

13.	Pernix Ireland Limited

Annex I

Step 1 Formation of NewCos

1.	Pernix Therapeutics, LLC (“Louisiana”) will form Pernix Holdco 1, LLC, a wholly owned single-member limited liability company (“NewCo1”).

2.	Cypress Pharmaceuticals, Inc. (“Mississippi”) will form Pernix Holdco 2, LLC, a wholly owned single-member limited liability company (“NewCo2”).

3.	Pernix Therapeutics Holdings, Inc. (“PTX”) will form Pernix Holdco 3, LLC, a wholly owned single-member limited liability company (“NewCo3”).

Step 2 Guarantees

1.	NewCo1, NewCo2 and NewCo3 will enter into a supplemental indenture to PTX’s 12% Senior Secured Notes due 2020 pursuant to which each of them will guarantee the obligations outstanding under such indenture and become credit parties thereto.

Step 3 Sale/Purchase Agreements

1.	Louisiana will sell all the issued and outstanding equity interests of each of Respicopea, Inc., Macoven Pharmaceuticals, L.L.C. and Gaine, Inc. to NewCo1 in consideration for additional equity interests in NewCo1.

2.	Mississippi will sell all the issued and outstanding equity interests of Hawthorn Pharmaceuticals, Inc. to NewCo2 in consideration for additional equity interests in NewCo2.

3.	PTX will sell all the issued and outstanding equity interests of each of Pernix Sleep, Inc., Pernix Therapeutics, LLC, Pernix Manufacturing LLC and Cypress Pharmaceuticals, Inc. to NewCo3 in consideration for additional equity interests in NewCo3.

Annex II

Additional Closing Deliverables of the Credit Parties

(a)	A certificate of each of the Credit Parties dated as of the Closing Date and executed by an officer of such Credit Party, which shall (A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of the its board of directors, board of managers, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers or authorized signatories of such obligor that is authorized to sign the Transaction Documents to which it is a party on the Closing Date, as applicable, and (C) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of such obligor on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such obligor) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date);

(b)	a certificate of each of the Credit Parties dated as of the Closing Date and executed by (i) the Chief Executive Officer or President of Holdings and (ii) the Chief Financial Officer, Chief Accounting Officer or Treasurer of Holdings, which shall certify that (A) the representations and warranties in Article 3 of the Agreement (including, without limitation, Section 3.23) were true, correct and complete when made and are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (B) each of the Credit Parties has complied with all agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date, and (C) the true and correct copies or reasonably detailed descriptions of the Material Contracts of each Credit Party and its Subsidiaries as of the date hereof have been provided to counsel to the Holders;

(c)	a good standing certificate (or other equivalent) for each of the Credit Parties dated as of a recent date for each such Credit Party from its jurisdiction of organization;

(d)	legal opinion of Davis Polk & Wardwell, counsel for the Credit Parties, in the form agreed upon by the Holders;

(e)	legal opinion of Hogan Lovells LLP, Maryland counsel for the Credit Parties, in the form agreed upon by the Holders;

(f)	legal opinion of McCann FitzGerald, Irish counsel for the Credit Parties, in the form agreed upon by the Holders;

(g)	legal opinion of Butler Snow LLP, Louisiana counsel for the Credit Parties, in the form agreed upon by the Holders;

(h)	legal opinion of Butler Snow LLP, Mississippi counsel for the Credit Parties, in the form agreed upon by the Holders; and

(i)	legal opinion of Hogan Lovells LLP, Texas counsel for the Credit Parties, in the form agreed upon by the Holders.

Annex III

Subsidiaries of Holdings After Giving Effect to the Internal Reorganization

1.	Pernix Therapeutics, LLC

2.	Pernix Manufacturing, LLC

3.	Cypress Pharmaceuticals, Inc.

4.	Pernix Sleep, Inc.

5.	Gaine, Inc.

6.	Respicopea, Inc.

7.	Macoven Pharmaceuticals, L.L.C.

8.	Hawthorn Pharmaceuticals, Inc.

9.	Pernix Holdco 1, LLC

10.	Pernix Holdco 2, LLC

11.	Pernix Holdco 3, LLC

12.	Pernix Ireland Limited

13.	Pernix Ireland Pain Limited

Annex IV

Regulatory Disclosure

Annex V

Outstanding Indebtedness

Annex VI

Intellectual Property